EXHIBIT:  99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:         Louise A. Walker                                                                                                                                       November 15, 2010
SEVP/Chief Financial Officer
FIRST NORTHERN COMMUNITY BANCORP &
FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
(707) 678-3041

Jeremiah Smith will Become First Northern’s
Executive Vice President/Chief Financial Officer at Year End

Dixon, California − Louise Walker, Senior Executive Vice President of First Northern Community Bancorp and First Northern Bank, is pleased to announce her successor effective at year end when she assumes her new role as President and Chief Executive Officer of the holding company and Bank.  Jeremiah Z. Smith, currently the Company’s Senior Vice President/Corporate Controller will move into his new role as Executive Vice President/Chief Financial Officer.  Both Walker and Smith’s promotions were set in motion by the recent retirement announcement of President and CEO, Owen “John” Onsum, a 39-year veteran of First Northern Bank.  Onsum will remain a member of the Company’s Board of Directors.

Smith joined the Company in 2003 and has been working closely with Onsum and Walker for the better part of the past seven years.  Smith has a B.S. in Business Administration with a concentration in Finance, and he is a Certified Public Accountant, licensed in the state of California.  In 2008, Smith graduated from the Pacific Coast Banking School at the University of Washington in Seattle.  He is a member of the American Institute of Certified Public Accountants.

In his new position, Smith will manage the Company’s finance department; he will also be a member of the Bank’s Senior Management team and will participate in overall strategic planning as well as shareholders relations.

Smith grew up in Dixon, and currently lives in West Sacramento with his wife, Lisa, and their three young children.   Ms. Walker stated that Jeremiah is an exceptionally talented banker with an incredible aptitude for banking and finance.  “We are very fortunate to have someone of Jeremiah’s caliber at First Northern.  I have the utmost respect for Jeremiah and his capabilities; he will be able to seamlessly take on his new responsibilities as Chief Financial Officer.”

“I am very excited and honored to be working for a company that understands the importance of vision and values,” Smith said.  “The dedication I see from employees on a daily basis to make a difference in our customers’ lives and to give back to our communities is nothing less than amazing.  We operate in an intensely competitive business environment, with expanding regulatory mandates, yet I believe that it will be financial institutions like First Northern that will continue to thrive due to the passion and ability of its employees.  I look forward to my expanded responsibilities as Chief Financial Officer; the bar has been set high by Louise Walker, but I am up for the challenge.  I look forward to making future contributions to the Company as it enters its second century of successful community banking.”

About First Northern Bank
First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and the west slope of El Dorado County. The Bank marked its 100th year in business on February 1 and has made a point of celebrating its history throughout 2010 as one of the Sacramento region’s oldest, and most trusted community banks.  First Northern has 11 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville (2), Winters, Woodland, Downtown Sacramento, Roseville, and Auburn, a Small Business Loan Office in Roseville and a full-service Trust Department in Sacramento. First Northern Bank also offers 24/7 real estate mortgage loans and non-FDIC insured Investment and Brokerage Services at each branch location. Real Estate Loan offices are located in Davis, Roseville and Folsom and real estate loan representatives are available to meet customers at any of the Bank’s branches by appointment. The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements
This press release may include certain "forward-looking statements" about First Northern Community Bancorp (the "Company"). These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company's most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company's reports filed with the SEC and available at www.sec.gov.

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